EXHIBIT 23

INDEPENDENT  ACCOUNTANTS’ CONSENT

The Board of Directors

Unity Bancorp, Inc.:

We consent to incorporation by reference in registration statements Nos. 333-64612, 333-64614, 333-20687 and 333-105045 on Form S-8, of Unity Bancorp, Inc., of our report dated January 26, 2004, relating to the consolidated balance sheets of Unity Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report is incorporated by reference in the December 31, 2003 Annual Report on Form 10-K of Unity Bancorp, Inc.

KPMG LLP

Short Hills, New Jersey
March 26, 2004